Exhibit 10.9

May 12, 2017

Mr. Yasir Al-Wakeel, BM BCh

132 Commonwealth Avenue, Apt. 9

Boston, MA 02116

Re: Offer of Employment

Dear Yasir,

Neon Therapeutics, Inc. (the “Company”) is pleased to confirm its offer to employ you as Chief Financial Officer, reporting to Hugh O’Dowd, President and Chief Executive Officer, on the terms set forth herein. This offer is contingent upon a successful and positive outcome of a background check which will include criminal, education and work history components. This letter sets forth the terms and conditions of your employment (the “Agreement”).

Start Date: Your effective date of employment will be June 19, 2017, unless another date is agreed to by you and the Company. For purposes of this offer letter, the actual first day of your employment shall be referred to as the “Start Date”. You will be based out of the Company’s main office, located at 40 Erie Street, Suite 110, Cambridge, MA.

Base Salary: Your base salary will be at the annualized rate of $375,000.00, payable semi-monthly in accordance with the Company’s normal pay schedule.

Annual Performance Bonus: You will be eligible for an annual performance bonus in each calendar year of employment based on the achievement of individual and Company goals as established by the Board of Directors in its sole discretion (each such bonus being an “Annual Performance Bonus”). The target amount of each Annual Performance Bonus will be equal to 25% of your base salary in effect as of the last day of the calendar year to which the Annual Performance Bonus pertains and will be pro-rated for any partial calendar years of employment (including 2017). In addition to achieving the relevant goals, to earn an Annual Performance Bonus in any calendar year of employment, you must remain employed on the date that it is paid, which shall be no later than March 15th of the calendar year following the calendar year to which the Annual Performance Bonus pertains.

Signing Bonus: Within the thirty (30) days following the Start Date, the Company will pay you a signing bonus in the amount of $230,000.00 (the “Signing Bonus”). If, prior to a Change in Control (defined below), either the Company provides notice to you that it is terminating your employment for Cause (defined below) or you provide notice to the

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Company that you are terminating your employment without Good Reason (defined below), you will be required to repay: (i) 100% of the Signing Bonus (in the net amount you received from the Company after accounting for tax-related deductions and withholdings) if termination occurs before June 19, 2018; and (ii) 50% of the Signing Bonus (in the net amount you received from the Company after accounting for tax-related deductions and withholdings) if termination occurs on or after June 19, 2018 but before June 19, 2019 to the Company within five (5) days of the date of such termination.

Benefits: You will be eligible to participate in the Company’s group medical and dental benefit programs, as well as all other Company benefits, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. The benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit plans, may be changed by the Company at any time without advance notice.

Vacation and Holidays: You will accrue vacation at the rate of 15 days per full calendar year of employment. You will also be eligible to take paid holidays in accordance with the Company holiday schedule.

Equity Grant: Subject to the approval of the Board of Directors of the Company, you will be granted an option to purchase 1,050,000 shares of the Company’s common stock (the “Option”). In lieu of the Option you may elect to purchase all, or a portion, of the shares as restricted stock at fair market value subject to vesting. The Option will be granted as soon as practicable following the Start Date. The exercise price of the Option will be at least equal to the fair market value of the Company’s common stock on the date of grant, and the Board of Directors may elect to seek a third-party valuation of such fair market value, which could delay the date that the Option is granted. The Option will be subject to the terms and conditions of the Company’s then-current stock option plan and form of stock option agreement (the “Equity Documents”). These shares subject to the Option will vest as follows: 25% of the shares will vest on the first anniversary of the Start Date, and following such first anniversary, 1/36th of the remaining shares will vest on a monthly basis.

At-will Nature of Employment; Termination: It is understood that you are an “at-will” employee. You are not being offered employment for a definite period of time and, subject to the provisions in this Agreement (including those directly below) either you or the Company may terminate the employment relationship at any time and for any reason.

a.  Termination by the Company for Cause: The Company may terminate your employment for “Cause” (as defined in below) upon written notice to you effectively immediately, in which case you will not be entitled to receive any form of payment other than (i) your earned base salary through your date of termination; (ii) your accrued but unused vacation through your date of termination; (iii) reimbursement for any business expenses incurred by you but not yet paid to you as of the date of termination; and (iv)

any amounts accrued and payable under the terms of the Company’s benefit plans (together, the “Accrued Obligations”).

b.  Termination by you without Good Reason: You may terminate your employment without Good Reason (defined below) upon at least thirty (30) days’ prior written notice to the Company. In the event that you terminate your employment without Good Reason, you will not be entitled to receive any form of payment other than the Accrued Obligations.

c.  Termination by the Company without Cause or by You for Good Reason: Notwithstanding the foregoing, in the event that either the Company terminates your employment without Cause or you terminate your employment for Good Reason, then, subject to you entering into and complying with a separation agreement and general release in the form provided by the Company (the “Separation Agreement”) and the Separation Agreement becoming effective within 60 days of the date of termination, you will be entitled to the Accrued Obligations and the following “Severance Benefits”: (i) severance pay equal to twelve (12) months of your final base salary rate, payable in equal installments on the Company’s regular payroll dates during the twelve (12) month period immediately following the date on which the Separation Agreement becomes effective (the “Severance Period”); (ii) subject to your participation in the Company’s group medical benefit program on the date of termination and your timely election of COBRA continuation coverage (which will be provided in a separate notice to you), monthly payments for the period that is the shorter of the Severance Period or the date you commence subsequent employment following the date of termination, with each such payment being equal to the monthly employer contribution that the Company would have made to provide medical insurance to you if you had remained employed by the Company.

d.  Definition of “Cause”: For purposes of this letter agreement, “Cause” means (i) your dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers vendors or other third parties with which such entity does business that results in or is reasonably anticipated to result in material harm to the Company; (ii) your conviction of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) your failure to perform your assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, for thirty (30) days after written notice given to you by the Company describing such failure in reasonable detail; (iv) your gross negligence, willful misconduct or insubordination with respect to the Company that results in or is reasonably anticipated to result in material harm to the Company; or (v) your material violation of any provision of any agreement(s) between you and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions (including, without limitation, the Restrictive Covenant Agreement defined below).

e. Definition of “Good Reason”: For purposes of this letter agreement, “Good Reason” means that you terminate your employment with the Company and such termination occurs within thirty (30) days following either: (i) a change in the principal location at which you provide services to the Company beyond fifty (50) miles from Cambridge, MA; (ii) a material reduction in your base salary or benefits eligibility, other than an across-the-board reduction applicable to all senior executives of the Company; (iii) a material breach of this Agreement by the Company that has not been cured within ten (10) days after written notice thereof by you to the Company; (iv) a failure by the Company to obtain the assumption of this Agreement by any successor to the Company; or (v) a material diminution in your title or authority.

g. 409A Matters: The time for payment, or schedule for payment, of any Severance Benefits due hereunder may not be accelerated, except as provided for in the Treasury Regulations promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or any law replacing or superseding such Section or regulations. Notwithstanding the preceding provisions of this Agreement, in the case that the Company becomes a publicly traded company and you are deemed a “specified employee” (as defined in Section 409A(2)(B)(i) of the Code), no severance payment may be made earlier than the date which is six (6) months after the date of termination hereunder (or, if earlier, the date of your death) if and to the extent required by applicable law or other rules of any stock exchange upon which any of shares of the Company’s capital stock are then traded. Each payment pursuant to this Agreement (including each installment of the Severance Benefits described above) is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). If any payments of Severance Benefits above, constitute “non-qualified deferred compensation” under Section 409A of the Code, and the period to execute the Separation Agreement described in such section commences in one calendar year and ends in another calendar year, then regardless of when the Separation Agreement is returned to the Company and becomes effective, the effective date of the Separation Agreement will not be deemed to occur until such later calendar year. All in-kind benefits provided and expenses eligible for reimbursement under this letter shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

i. Change of Control: In the event that, within either the twelve (12) month period that immediately follows or the 30 day period that immediately precedes a Change in Control of the Company (defined below), the Company terminates your employment without Cause or you terminate your employment for Good Reason, then, in addition to the Accrued Obligations and the Severance Benefits and subject to you entering into and complying with the Separation Agreement and the Separation Agreement becoming effecting within sixty (60) days following the date of termination, 100% of your then-unvested equity and/or options to purchase shares of the Company’s Common Stock (“Equity Awards”) shall accelerate and become fully vested. In addition, if, in connection with a Change in Control, an Equity Award will not be assumed or continued by the successor or acquiror entity in such Change in Control or substituted for a similar award of the successor or acquiror entity and will therefore terminate, then you will become vested with respect to any then unvested portion of any applicable Equity Award effective immediately prior to, but subject to the consummation of, such Change in Control. As used herein, “Change in Control” shall mean the (i) the sale of the Company in which the shareholders of the Company in their capacity as such no longer own a majority of the outstanding equity securities of the Company (or its successor); (ii) any sale of all or substantially all of the assets or capital stock of the Company (other than in a spin-off or similar transaction) or (iii) any other acquisition of the business of the Company, as determined by the Company’s Board of Directors in their sole discretion. For the avoidance of doubt, in no event shall a bona fide equity or debt financing of the Company, including a financing in which greater than 50% of the Company’s outstanding equity securities are acquired by a third-party, or reorganization required to effect an initial public offering, be deemed a “Change in Control” for purposes of this letter.

Restrictive Covenant Agreement: Enclosed for your review is an Employee Confidentiality, Noncompetition and Assignment Agreement (the “Restrictive Covenant Agreement”). This Agreement and your employment with the Company is conditioned on you signing and returning the Restrictive Covenant Agreement before the Start Date. You represent that you are not under any obligation to any former employer or any person or entity which would prevent, limit, or impair in any way the performance by you of your duties as an employee of the Company.

Immigration Requirement: The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. You will be required to complete a Form I9 which will be provided to you before the Start Date. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement. Also, this offer is subject to satisfactory reference checks if necessary.

General: This Agreement, together with the Equity Documents and the Restrictive Covenant Agreement, constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This Agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company, although, subject to the provisions set forth herein (including any applicable portion of the definition of Good Reason), your job duties, title, reporting relationship, compensation and benefits may change from time to time, at the Company’s option. The Company may assign its rights and obligations under this Agreement (including the Equity Documents and the Restrictive Covenant Agreement) without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns. All forms of compensation referenced in this Agreement shall be subject to tax-related deductions and withholdings. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

[signature page follows]

Please indicate your acceptance of this Agreement by signing and returning it, along with the Restrictive Covenant Agreement, to Terry Regan (tregan@neontherapeutics.com) by no later than May 19, 2017. We are excited by the prospect of working with you and hope you join the Company.

Very truly yours,

Hugh O’Dowd
President & CEO

ACCEPTED AND AGREED:

/s/ Yasir Al-Wakeel, BM BCh	5/22/17
Yasir Al-Wakeel, BM BCh	Date